                                                                     Exhibit 99a

                            [J.P. MORGAN LETTERHEAD]

________________________________________________________________________________

NEWS RELEASE: IMMEDIATE                                            July 19, 1999

J.P. MORGAN REPORTS SECOND QUARTER 1999 EARNINGS

J.P. Morgan today reported second quarter net income of $504 million, or $2.52 per share, compared with $481 million, or $2.36 per share, in the second quarter of 1998. Net income rose 25%, excluding last year's $79 million gain on the sale of our global trust and agency services business. Return on equity was 18% in the quarter.

Net income for the first half of 1999 was $1.104 billion compared with $718 million in the first six months of 1998. Earnings per share for the 1999 year-to-date were $5.53 versus $3.51 in the same period a year ago.

OTHER HIGHLIGHTS FOR THE SECOND QUARTER:

- Revenues excluding last year's gain rose 8% and included a 16% rise from client-focused activities

- Combined Investment Banking and Equities revenues grew 52% from the year-ago quarter

- Asset management and private client revenues rose by 11% versus last year

- Core expenses before bonuses for the first half of the year were down by more than $200 million

- Economic capital required for our credit portfolio was down 44% from December 31, 1997, well ahead of schedule to achieve the 50% reduction targeted for the end of 2000

"Growth and increased profitability in our client businesses, combined with more progress on productivity initiatives, produced a strong quarter," said Douglas
A. Warner III, chairman.

        SECOND QUARTER RESULTS AT A GLANCE

                                                    Second quarter      First quarter
-------------------------------------------------------------------------------------
In millions of dollars, except per share data      1999       1998            1999
-------------------------------------------------------------------------------------
Revenues                                        $ 2,191    $ 2,153(a)      $ 2,491
Operating expenses                               (1,417)    (1,416)         (1,567)
Income taxes                                       (270)      (256)           (324)
-------------------------------------------------------------------------------------
Net income                                          504        481             600
Net income per share                              $2.52      $2.36           $3.01
Dividends declared per share                      $0.99      $0.95           $0.99
-------------------------------------------------------------------------------------

(a) Includes a gain of $131 million related to the sale of the firm's global trust and agency services business.

________________________________________________________________________________
Press contact:               Michael F. Golden                      212/648-3784
Investor contact:            Ann B. Patton                          212/648-9446

J.P. Morgan & Co. Incorporated         2


REVENUES BY SEGMENT

Revenues from client-focused activities up 16%

Revenues were $2.191 billion in the second quarter of 1999, up 8% from the same 1998 period excluding last year's gain. Revenues from client-focused activities, reported in the Global Finance and Asset Management and Servicing sectors, totaled $2.225 billion in the second quarter of 1999, up 16% from $1.911 billion a year ago. Revenues from Proprietary Investments were $57 million versus $205 million a year ago.

GLOBAL FINANCE revenues of $1.815 billion in the quarter increased 20% over last year.

- Investment Banking revenues were $320 million, up 30%, reflecting strong demand for advisory and capital markets services. Growth was broad-based, driven by strength in advisory services and origination revenues from acquisition financing, high yield origination, and risk management products. For the first half of 1999, Thomson Financial Securities Data Company Inc. ranked J.P. Morgan sixth in completed merger and acquisitions worldwide, with a market share of 15.2%.

- Equities revenues of $427 million rose 75% from a year ago, led by very strong equity derivatives results and complemented by increases in underwriting and secondary trading revenues. Morgan ranked eighth in U.S. equity lead underwriting for the first half of 1999; market share was 4.4%. Equity commission revenues increased more than 15% in both the United States and Europe, as we continued to gain market share in both regions.

- Interest Rate and Foreign Exchange Markets had revenues of $555 million versus $622 million a year ago. Interest rate markets revenues were higher, reflecting strength across all regions. These increases were offset by a decline in foreign exchange revenues, resulting from lower volatility in both G-7 and emerging markets currencies.

- Credit Markets revenues increased 52% to $361 million, as all Credit Markets activities experienced growth. Origination revenues were strong on increased volumes in both investment grade and high yield markets as well as in structured finance transactions. Stronger emerging markets revenues drove increased securities trading results over last year's quarter.

- Credit Portfolio revenues of $152 million declined 9%. This partially reflects lower net interest earnings and lower fees as we reduced the segment's loan exposures and commitments to lend. It also reflects slightly higher hedging costs and losses on loan sales associated with reducing exposures. The reduction in revenues was partly offset by a $70 million net reversal of the provisions for credit losses. The negative provision was taken in light of better credit market conditions, especially in emerging markets, and reduced credit risk exposures. We are ahead of schedule to meet our December 2000 target of a 50% capital reduction in Credit Portfolio; at June 30, 1999, economic capital in the segment was down 44% from December 31, 1997, driven by reduced exposures and, to a lesser extent, improved market spreads.

J.P. Morgan & Co. Incorporated         3


ASSET MANAGEMENT AND SERVICING revenues increased 4% to $410 million. Asset management and private client revenues were up 11%, driven by higher investment management fees. Euroclear revenues were lower. Assets under management rose 8% from a year ago to $326 billion.

PROPRIETARY INVESTMENTS revenues were $57 million, compared with $205 million a year ago.

- Proprietary Investing and Trading revenues were $44 million, down from $103 million. Total return - reported revenues and the change in net unrealized appreciation - was $26 million compared with $79 million. Lower results in Asia and the United States were partially offset by strong results in the European markets.

- Equity Investments revenues were $13 million versus $102 million a year ago, when we recognized net gains of $101 million related primarily to the sale of an investment in the insurance industry.

CORPORATE ITEMS had negative revenues of $91 million. This compares with revenues of $37 million last year, when we recognized the $131 million gain on the sale of the firm's global trust and agency services business.

OPERATING EXPENSES

Core operating expenses reflect continued productivity discipline.

Operating expenses were $1.417 billion, level with the second quarter last year. Non-compensation operating expenses were 19% lower this quarter as we continued our focus on productivity. Compensation expenses rose as a result of increased bonus accruals. The firm's efficiency ratio was 65% in the second quarter, compared with 70% a year ago excluding the one-time gain.

Costs associated with preparation for the Year 2000 were $13 million for the second quarter, down from $55 million last year, which also included preparation for European Economic and Monetary Union. For the first half of 1999, costs of preparation for the Year 2000 and European Economic and Monetary Union were $38 million, down $72 million from last year. Second quarter 1999 software costs of $37 million were capitalized rather than recorded as expenses because of a change in accounting rules and are not included in the 1999 expenses. For the six months ended June 30, 1999, $66 million of software costs were capitalized.

Operating expenses for the first half of 1999 were $2.984 billion. Before bonus accruals and excluding the effect of software capitalization, this represents a reduction of more than $200 million compared with the first half of last year.

J.P. Morgan & Co. Incorporated         4


MARKET AND CREDIT RISK DEVELOPMENTS

Effective June 30, 1999, we enhanced our measurement of Daily Earnings at Risk
(DEaR) to incorporate credit risk related to counterparty exposure in our trading derivatives portfolio. Firm-wide market and credit risk DEaR for our trading activities approximated $45 million at June 30, 1999. This reflects, before diversification benefits, market risk DEaR of $27 million at June 30, 1999 ($34 million at March 31, 1999) as well as derivative credit risk DEaR of approximately $35 million at June 30, 1999. We began to measure the credit risk embedded in derivative trading exposures based on market prices for credit risk. Previously, these exposures were measured using a combination of historical default experience derived from public credit ratings and other fair value adjustments. We continue to refine our risk measurement and reporting methodology.

DEaR for our investment portfolio, which consists largely of U.S. government agency securities, was $30 million at June 30, 1999, versus $24 million at March 31, 1999.

CAPITAL

The firm purchased approximately $337 million of its common stock or 2.5 million shares in the second quarter, for a total of $447 million or 3.4 million shares in the year to date. These purchases were part of the December 1998 authorization to repurchase $750 million of common stock subject to market conditions and other factors. These purchases may be made periodically in 1999 or beyond in the open market or through privately negotiated transactions.

At June 30, 1999, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.4% and 12.5%, respectively; the estimated leverage ratio was 4.5%. At March 31, 1999, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.2% and 12.3%, respectively, and the leverage ratio was 4.4%.

At June 30, 1999, stockholders' equity of $11.803 billion included $52 million of net unrealized depreciation on debt investment and marketable equity investment securities, net of the related tax benefit of $48 million. This compares with $10 million of net unrealized appreciation at March 31, 1999, net of the related tax liability of $3 million. The net unrealized depreciation on debt investment securities was $168 million at June 30, 1999, compared with a net unrealized depreciation of $26 million at March 31, 1999. The decline primarily related to decreases in the value of U.S. government and agency securities. The net unrealized appreciation on marketable equity investment securities was $68 million at June 30, 1999, and $39 million at March 31, 1999.

                                      # # #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

J.P. Morgan & Co. Incorporated         5


This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to our 1998 Annual Report.

Attached are the segment revenues tables; financial summary; interim consolidated financial statements, which are unaudited; investment banking revenue table; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

J.P. Morgan & Co. Incorporated

The following table summarizes segment revenues for the quarters ended June 30, 1999 and 1998, and March 31, 1999, respectively.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------------------

                                               Interest Rate
                       Investment                    and       Credit    Credit      GLOBAL
In millions              Banking    Equities     FX Markets   Markets   Portfolio   FINANCE
--------------------------------------------------------------------------------------------
SECOND QUARTER 1999

Total revenues            $320        $427         $ 555      $ 361       $152(a)    $1,815
Total expenses             228         236           321        210         41        1,036
--------------------------------------------------------------------------------------------
Pretax income               92         191           234        151        111          779
--------------------------------------------------------------------------------------------

SECOND QUARTER 1998

Total revenues             247         244           622        238        167        1,518
Total expenses             175         225           339        204         38          981
--------------------------------------------------------------------------------------------
Pretax income               72          19           283         34        129          537
--------------------------------------------------------------------------------------------

INCREASE/(DECREASE), SECOND QUARTER 1999 VS. SECOND QUARTER 1998

Total revenues              73         183           (67)       123        (15)         297
Total expenses              53          11           (18)         6          3           55
--------------------------------------------------------------------------------------------
Pretax income               20         172           (49)       117        (18)         242
--------------------------------------------------------------------------------------------

FIRST QUARTER 1999

Total revenues             258         288           662        696        154        2,058
Total expenses             210         230           359        259         45        1,103
--------------------------------------------------------------------------------------------
Pretax income               48          58           303        437        109          955
--------------------------------------------------------------------------------------------

INCREASE/(DECREASE), SECOND QUARTER 1999 VS. FIRST QUARTER 1999

Total revenues              62         139          (107)      (335)        (2)        (243)
Total expenses              18           6           (38)       (49)        (4)         (67)
--------------------------------------------------------------------------------------------
Pretax income               44         133           (69)      (286)         2         (176)
--------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------
                         ASSET
                        MANAGE-                  Proprietary
                        MENT AND      Equity      Investing    PROPRIETARY   Corporate   CONSOL-
In millions            SERVICING   Investments   and Trading   INVESTMENTS     Items     IDATED
------------------------------------------------------------------------------------------------
SECOND QUARTER 1999

Total revenues           $410         $ 13          $ 44           $ 57        $(91)     $2,191
Total expenses            279           13            42             55          47       1,417
------------------------------------------------------------------------------------------------
Pretax income             131            0             2              2        (138)        774
------------------------------------------------------------------------------------------------

SECOND QUARTER 1998

Total revenues            393          102           103            205          37(b)    2,153
Total expenses            311           15            39             54          70       1,416
------------------------------------------------------------------------------------------------
Pretax income              82           87            64            151         (33)        737
------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), SECOND QUARTER 1999 VS. SECOND QUARTER 1998

Total revenues             17          (89)          (59)          (148)       (128)         38
Total expenses            (32)          (2)            3              1         (23)          1
------------------------------------------------------------------------------------------------
Pretax income              49          (87)          (62)          (149)       (105)         37
------------------------------------------------------------------------------------------------

FIRST QUARTER 1999

Total revenues            371          (22)          119             97         (35)      2,491
Total expenses            280           14            33             47         137       1,567
------------------------------------------------------------------------------------------------
Pretax income              91          (36)           86             50        (172)        924
------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), SECOND QUARTER 1999 VS. FIRST QUARTER 1999

Total revenues             39           35           (75)           (40)        (56)       (300)
Total expenses             (1)          (1)            9              8         (90)       (150)
------------------------------------------------------------------------------------------------
Pretax income              40           36           (84)           (48)         34        (150)
------------------------------------------------------------------------------------------------

(a) Second quarter 1999 includes a net reversal of provision for credit losses $(70) million.

(b) Second quarter 1998 includes a pretax gain of $131 million related to the sale of the firm's global trust and agency services business.


Note: The table above reflects our current management reporting structure. Credit Portfolio's results have been restated to reflect the segment's responsibility for managing the firm's allowances for credit losses as follows: provisions for credit losses, previously included in Corporate Items, are included in the segment, and the intercompany credit loss charge previously paid to Corporate Items in lieu of recording provisions, has been eliminated. Prior period amounts have been restated. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.

J.P. Morgan & Co. Incorporated


The following table summarizes segment revenues for the six month periods ended June 30, 1999 and 1998, respectively.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated

-----------------------------------------------------------------------------------------------
                                                 Interest Rate
                         Investment                    and        Credit     Credit      GLOBAL
In millions               Banking     Equities     FX Markets    Markets   Portfolio    FINANCE
-----------------------------------------------------------------------------------------------
SIX MONTHS 1999

Total revenues              $578        $715        $1,217        $1,057      $306(a)   $3,873
Total expenses               438         466           680           469        86       2,139
-----------------------------------------------------------------------------------------------

Pretax income                140         249           537           588       220       1,734
-----------------------------------------------------------------------------------------------

SIX MONTHS 1998

Total revenues               498         379         1,235           602       289       3,003
Total expenses               360         416           691           460        67       1,994
-----------------------------------------------------------------------------------------------

Pretax income                138         (37)          544           142       222       1,009
-----------------------------------------------------------------------------------------------

INCREASE/(DECREASE), SIX MONTHS 1999 VS. SIX MONTHS 1998

Total revenues                80         336           (18)          455        17         870
Total expenses                78          50           (11)            9        19         145
-----------------------------------------------------------------------------------------------

Pretax income                  2         286            (7)          446        (2)        725
-----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                         ASSET
                         MANAGE-                   Proprietary
                         MENT AND      Equity       Investing    PROPRIETARY   Corporate     CONSOL-
In millions              SERVICING   Investments   and Trading   INVESTMENTS     Items       IDATED
----------------------------------------------------------------------------------------------------
SIX MONTHS 1999

Total revenues             $781         $  (9)        $ 163         $ 154        $(126)      $4,682
Total expenses              559            27            75           102          184        2,984
----------------------------------------------------------------------------------------------------

Pretax income               222           (36)           88            52         (310)       1,698
----------------------------------------------------------------------------------------------------

SIX MONTHS 1998

Total revenues              755           128           367           495         (103)(b)    4,150
Total expenses              607            24            79           103          344 (c)    3,048
----------------------------------------------------------------------------------------------------

Pretax income               148           104           288           392         (447)       1,102
----------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), SIX MONTHS 1999 VS. SIX MONTHS 1998

Total revenues               26          (137)         (204)         (341)         (23)         532
Total expenses              (48)            3            (4)           (1)        (160)         (64)
----------------------------------------------------------------------------------------------------

Pretax income                74          (140)         (200)         (340)         137          596
----------------------------------------------------------------------------------------------------





(a) Second quarter 1999 includes a net reversal of provision for credit losses $(70) million.

(b) Second quarter 1998 includes a pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(c) First quarter 1998 includes a pretax charge of $215 million related to the restructuring of business activities.

Note: The table above reflects our current management reporting structure. Credit Portfolio's results have been restated to reflect the segment's responsibility for managing the firm's allowances for credit losses as follows: provisions for credit losses, previously included in Corporate Items, are included in the segment, and the intercompany credit loss charge previously paid to Corporate Items in lieu of recording provisions, has been eliminated. Prior period amounts have been restated. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.

J.P. Morgan & Co. Incorporated


FINANCIAL SUMMARY
J. P. Morgan & Co. Incorporated


---------------------------------------------------------------------------------------------------------------------------
Dollars in millions, except share data
                                                                                First
                                                  Second Quarter               Quarter                 Six Months
                                          ------------------------------     -----------     ------------------------------
                                              1999               1998            1999            1999               1998
---------------------------------------------------------------------------------------------------------------------------
Net Income                                       $504          (a)  $481            $600          $1,104          (b)  $718

PER COMMON SHARE
Net income
  Basic                                         $2.71          (a) $2.57           $3.24           $5.94          (b) $3.82
  Diluted                                        2.52          (a)  2.36            3.01            5.53          (b)  3.51
Dividends declared                               0.99               0.95            0.99            1.98               1.90
Book value (c)                                 $57.60             $57.26          $56.66
---------------------------------------------------------------------------------------------------------------------------

Common shares issued and outstanding
  at period-end                           175,949,606        176,658,607     176,696,808
---------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common and
  dilutive potential common shares
  outstanding                             196,539,342        200,064,207     196,382,735     196,461,040        199,740,026
---------------------------------------------------------------------------------------------------------------------------
Dividends declared on common stock               $175               $168            $175            $350               $337
Dividends declared on preferred stock               9                  9               9              18                 18
---------------------------------------------------------------------------------------------------------------------------
Annualized rate of return on average
  common stockholders' equity (d)                18.0%         (a)  17.3%           22.3%           20.1%         (b)  13.0%
As % of period-end total assets:
  Common equity                                   4.1%               3.9%            4.1%
  Total equity                                    4.4                4.2             4.3
---------------------------------------------------------------------------------------------------------------------------
Regulatory capital ratios  (e)
  Tier 1 risk-based capital ratio                 8.4%               7.7%            8.2%
  Total risk-based capital ratio                 12.5               11.3            12.3
  Leverage ratio                                  4.5                4.1             4.4
Risk-adjusted assets                          142,701            148,930         143,087
---------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
  Debt investment securities (f)              $29,512            $23,185         $33,832         $31,660            $23,611
  Loans                                        25,552             32,556          27,513          26,527             32,548
  Total interest-earning assets               192,306            208,459         197,243         194,761            209,087
  Total assets                                266,145            281,864         270,163         268,142            280,767
  Total interest-bearing liabilities          189,071            205,868         190,416         189,740            205,867
  Total liabilities                           254,446            270,218         258,713         256,567            269,199
  Common stockholders' equity                  11,005             10,952          10,756          10,881             10,874
  Total stockholders' equity                   11,699             11,646          11,450          11,575             11,568

Net interest earnings before provision
  (fully taxable basis)                           445                306             410             855                657
Net yield on interest-earning assets             0.93%              0.59%           0.84%           0.89%              0.63%
---------------------------------------------------------------------------------------------------------------------------

Employees at period-end                        14,902             16,045          15,100
---------------------------------------------------------------------------------------------------------------------------

(a) Excluding the 1998 second quarter after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business: net income was $402 million; basic and diluted earnings per share (EPS) were $2.14 and $1.96, respectively; and the annualized rate of return on average common stockholders' equity was 14.4% (including the impact of SFAS No. 115) and 15.0% (excluding the impact of SFAS No. 115) for the three months ended June 30, 1998.

(b) Excluding the 1998 second quarter after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business and excluding the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $768 million; basic and diluted EPS were $4.09 and $3.76, respectively; and the annualized rate of return on average common stockholders' equity was 13.9% (including the impact of SFAS No. 115) and 14.5% (excluding the impact of SFAS No. 115) for the six months ended June 30, 1998.

(c) Excluding the impact of SFAS No. 115, the book value per common share was $57.87, $55.31, and $56.56, at June 30, 1999, June 30, 1998, and March 31, 1999,
respectively.

(d) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 18.1%, 18.0%, and 22.5% for the three months ended June 30, 1999, June 30, 1998, and March 31, 1999, respectively, and 20.2% and 13.5% for the six months ended June 30, 1999 and 1998, respectively.

(e) Regulatory capital ratios and risk-adjusted assets are estimates at June 30, 1999.

(f) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

----------------------------------------------------------------------------------------------------

In millions, except share data
                                                            Three months ended
                                         -----------------------------------------------------------
                                         June 30      June 30      Increase/   March 31   Increase/
                                           1999         1998      (Decrease)     1999     (Decrease)
                                         -----------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                         $ 2,713       $3,106        ($393)    $ 2,757       ($44)
Interest expense                           2,288        2,816         (528)      2,368        (80)
----------------------------------------------------------------------------------------------------
Net interest revenue                         425          290          135         389         36

Reversal of provision for loan losses       (105)          --         (105)         --       (105)
----------------------------------------------------------------------------------------------------
Net interest revenue after reversal
  of provision for loan losses               530          290          240         389        141

NONINTEREST REVENUES
Trading revenue                              803          877          (74)      1,134       (331)
Investment banking revenue                   457          362           95         390         67
Investment management revenue                260          226           34         246         14
Fees and commissions                         191          197           (6)        214        (23)
Investment securities (loss) / revenue       (29)          68          (97)        (41)        12
Other (loss) / revenue                       (21)(a)      133(b)      (154)        159       (180)
----------------------------------------------------------------------------------------------------
Total noninterest revenues                 1,661        1,863         (202)      2,102       (441)


Total revenues, net of interest
  expense and net reversal of
  provision for credit losses              2,191        2,153           38       2,491       (300)

OPERATING EXPENSES
Employee compensation and benefits           970          862          108       1,096       (126)
Net occupancy                                 80           78            2          82         (2)
Technology and communications                231          293          (62)        247        (16)
Other expenses                               136          183          (47)        142         (6)
----------------------------------------------------------------------------------------------------
Total operating expenses                   1,417        1,416            1       1,567       (150)

Income before income taxes                   774          737           37         924       (150)
Income taxes                                 270          256           14         324        (54)
----------------------------------------------------------------------------------------------------
Net income                                   504          481           23         600        (96)

PER COMMON SHARE
Net income
  Basic                                  $  2.71       $ 2.57        $0.14     $  3.24     ($0.53)
  Diluted                                   2.52         2.36         0.16        3.01      (0.49)
Dividends declared                          0.99         0.95         0.04        0.99         --
----------------------------------------------------------------------------------------------------

(a) Second quarter 1999 includes a provision for credit losses of $35 million related to the allowance for credit losses on lending commitments.

(b) Second quarter 1998 includes a pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

J.P. Morgan & Co. Incorporated


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

---------------------------------------------------------------------------------
In millions, except share data
                                                      Six months ended
                                              -----------------------------------
                                              June 30       June 30     Increase/
                                                1999        1998(b)    (Decrease)
                                              -----------------------------------
NET INTEREST REVENUE
Interest revenue                              $ 5,470       $6,368     ($   898)
Interest expense                                4,656        5,742       (1,086)
---------------------------------------------------------------------------------
Net interest revenue                              814          626          188

Reversal of provision for loan losses            (105)          --         (105)
---------------------------------------------------------------------------------
Net interest revenue after reversal
  of provision for loan losses                    919          626          293

NONINTEREST REVENUES
Trading revenue                                 1,937        1,773          164
Investment banking revenue                        847          708          139
Investment management revenue                     506          437           69
Fees and commissions                              405          387           18
Investment securities (loss) / revenue            (70)         111         (181)
Other revenue                                     138(a)       108(c)        30
---------------------------------------------------------------------------------
Total noninterest revenues                      3,763        3,524          239

Total revenues, net of interest
  expense and net reversal of provision
  for credit losses                             4,682        4,150          532

OPERATING EXPENSES
Employee compensation and benefits              2,066        1,865          201
Net occupancy                                     162          229          (67)
Technology and communications                     478          594         (116)
Other expenses                                    278          360          (82)
---------------------------------------------------------------------------------
Total operating expenses                        2,984        3,048(d)       (64)

Income before income taxes                      1,698        1,102          596
Income taxes                                      594          384          210
---------------------------------------------------------------------------------
Net income                                      1,104          718          386

PER COMMON SHARE
Net income
  Basic                                       $  5.94       $ 3.82      $  2.12
  Diluted                                        5.53         3.51         2.02
Dividends declared                               1.98         1.90         0.08
---------------------------------------------------------------------------------

(a) Six months ended June 30, 1999 includes a second quarter provision for credit losses of $35 million related to the allowance for credit losses on lending commitments.

(b) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loan losses and an allowance for credit losses on lending commitments which include commitments to extend credit, standby letters of credit, and guarantees - were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1,1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the "Consolidated statement of income." If reclassifications prior to July 1, 1998 were included in the "Consolidated statement of income," the captions on the income statement for the six months ended June 30, 1998 would change with no impact on net income as follows: Provision for loan losses would be a negative (revenue) $50 million and Trading revenue would decrease by $50 million.

(c) Six months ended June 30,1998 includes a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

(d) Six months ended June 30, 1998, includes a first quarter 1998 pretax charge of $215 million ($129 million after tax) related to the restructuring of business activities which was recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and Communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated


CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated

-------------------------------------------------------------------------------------------------------------
In millions, except share data                                            June 30      March 31   December 31
                                                                            1999         1999         1998
                                                                         ------------------------------------
ASSETS
Cash and due from banks                                                  $   2,094    $   1,450    $   1,203
Interest-earning deposits with banks                                         2,058        2,188        2,371
Debt investment securities available-for-sale carried at fair value
  (cost: $26,871 at June 1999, $32,132 at March 1999, and $36,107 at
  December 1998)                                                            26,702       32,106       36,232
Equity investment securities                                                 1,264        1,096        1,169
Trading account assets (including derivative receivables of $40,391
  at June 1999, $51,544 at March 1999, and $48,124 at December 1998)       114,465      119,853      113,896
Securities purchased under agreements to resell ($32,739 at June 1999,
  $27,700 at March 1999, and $31,056 at December 1998) and federal
  funds sold                                                                33,531       29,430       31,731
Securities borrowed                                                         39,977       39,248       30,790
Loans, net of allowance for loan losses of $335 at June 1999, $447
  at March 1999, and $470 at December 1998                                  28,753       25,785       25,025
Accrued interest and accounts receivable                                     6,084        6,220        7,689
Premises and equipment, net of accumulated depreciation of $1,322
  at June 1999, $1,360 at March 1999, and $1,350 at December 1998            1,893        1,903        1,881
Other assets                                                                12,573        9,791        9,080
-------------------------------------------------------------------------------------------------------------

Total assets                                                               269,394      269,070      261,067
-------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
  In offices in the U.S.                                                     1,222          841        1,242
  In offices outside the U.S.                                                  778          557          563
Interest-bearing deposits:
  In offices in the U.S.                                                     6,627        7,027        7,724
  In offices outside the U.S.                                               46,708       48,379       45,499
-------------------------------------------------------------------------------------------------------------
Total deposits                                                              55,335       56,804       55,028
Trading account liabilities (including derivative payables of $37,329
  at June 1999, $43,251 at March 1999, and $44,683 at December 1998)        70,129       76,527       70,643
Securities sold under agreements to repurchase ($63,460 at June 1999,
  $61,736 at March 1999, and $62,784 at December 1998) and federal
  funds purchased                                                           64,554       61,910       63,368
Commercial paper                                                            13,114        9,533        6,637
Other liabilities for borrowed money                                        10,974       12,413       12,515
Accounts payable and accrued expenses                                       10,089        7,711        9,859
Long-term debt not qualifying as risk-based capital                         22,722       22,916       23,037
Other liabilities, including allowance for credit losses of $160 at
  June 1999 and $125 at March 1999 and December 1998                         4,116        3,074        2,999
-------------------------------------------------------------------------------------------------------------
                                                                           251,033      250,888      244,086
Liabilities qualifying as risk-based capital:
Long-term debt                                                               5,408        5,402        4,570
Company-obligated mandatorily redeemable preferred securities of
  subsidiaries                                                               1,150        1,150        1,150
-------------------------------------------------------------------------------------------------------------

Total liabilities                                                          257,591      257,440      249,806

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
  Adjustable rate cumulative preferred stock, $100 par value
    (issued and outstanding: 2,444,300)                                        244          244          244
  Variable cumulative preferred stock, $1,000 par value (issued
    and outstanding: 250,000)                                                  250          250          250
  Fixed cumulative preferred stock, $500 par value (issued and
    outstanding: 400,000)                                                      200          200          200
Common stock, $2.50 par value (authorized shares: 500,000,000;
  issued: 200,934,737 at June 1999 and March 1999, and
  200,873,067 at December 1998)                                                502          502          502
Capital surplus                                                              1,245        1,249        1,252
Common stock issuable under stock award plans                                1,540        1,439        1,460
Retained earnings                                                           10,334       10,022        9,614
Accumulated other comprehensive income:
  Net unrealized (losses)/gains on investment securities, net
    of taxes                                                                   (52)          10          147
  Foreign currency translation, net of taxes                                   (46)         (47)         (46)
-------------------------------------------------------------------------------------------------------------
                                                                            14,217       13,869       13,623
Less: treasury stock (24,985,131 shares at June 1999, 24,237,929 shares at March 1999, and 25,866,786 shares at December 1998)
  at cost                                                                    2,414        2,239        2,362
-------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                  11,803       11,630       11,261
-------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                 269,394      269,070      261,067
-------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated


CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York

----------------------------------------------------------------------------------------------------------------

In millions, except share data                                                             June 30  December 31
                                                                                              1999         1998
                                                                                        -----------------------
ASSETS
Cash and due from banks                                                                  $   2,033    $   1,147
Interest-earning deposits with banks                                                         2,055        2,372
Debt investment securities available-for-sale carried at fair value                          2,989        3,634
Trading account assets                                                                      80,496       90,770
Securities purchased under agreements to resell and federal funds sold                      30,158       33,316
Securities borrowed                                                                         11,739        8,193
Loans, net of allowance for loan losses of $334 at June 1999 and $470 at December 1998      28,272       24,876
Accrued interest and accounts receivable                                                     4,722        3,898
Premises and equipment, net of accumulated depreciation of $1,121 at June 1999
   and $1,160 at December 1998                                                               1,712        1,703
Other assets                                                                                12,335        5,337
----------------------------------------------------------------------------------------------------------------
Total assets                                                                               176,511      175,246
----------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                    1,279        1,232
   In offices outside the U.S.                                                                 782          572
Interest-bearing deposits:
   In offices in the U.S.                                                                    6,656        7,749
   In offices outside the U.S.                                                              50,388       46,668
----------------------------------------------------------------------------------------------------------------
Total deposits                                                                              59,105       56,221
Trading account liabilities                                                                 60,956       64,776
Securities sold under agreements to repurchase and federal funds purchased                  16,145       14,916
Other liabilities for borrowed money                                                         6,886        8,646
Accounts payable and accrued expenses                                                        7,921        6,123
Long-term debt not qualifying as risk-based capital                                          9,600       10,358
Other liabilities, including allowance for credit losses of $160 at June 1999
   and $125 at December 1998                                                                 1,875          542
----------------------------------------------------------------------------------------------------------------
                                                                                           162,488      161,582
Long-term debt qualifying as risk-based capital                                              3,145        3,186
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                          165,633      164,768

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                  --           --
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                                    265          265
Surplus                                                                                      3,305        3,305
Undivided profits                                                                            7,269        6,836
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                  85          118
   Foreign currency translation, net of taxes                                                  (46)         (46)
----------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                  10,878       10,478
----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                 176,511      175,246
----------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

J.P. Morgan & Co. Incorporated


INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated

-------------------------------------------------------------------------------
In millions
-------------------------------------------------------------------------------
                               ADVISORY AND     UNDERWRITING   TOTAL INVESTMENT
                             SYNDICATION FEES      REVENUE      BANKING REVENUE
-------------------------------------------------------------------------------
Second Quarter 1999                $258             $199             $457

Second Quarter 1998                 198              164              362

-------------------------------------------------------------------------------

First Quarter 1999                  221              169              390

-------------------------------------------------------------------------------

Six Months 1999                     479              368              847

Six Months 1998                     389              319              708

-------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
ASSET QUALITY

IMPAIRED LOANS
J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------
                                           June 30,  March 31,  June 30,
In millions                                    1999       1999   1998(a)
--------------------------------------------------------------------------------
Impaired loans:
   Commercial and industrial                    $38       $ 34       $24
   Banks                                         --         --        --
   Other, primarily other financial
      institutions at March 31, 1999             29         67        31
--------------------------------------------------------------------------------

Total impaired loans                             67        101        55
--------------------------------------------------------------------------------

(a) Certain reclassifications were made to conform with the categorization used in Bank regulatory filings.


ALLOWANCES FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated

Allowance for loan losses

------------------------------------------------------------------------------------------------------------------------
                                              Second Quarter     Six Months Ended   Second Quarter   Six Months Ended
In millions                                             1999        June 30, 1999             1998      June 30, 1998
------------------------------------------------------------------------------------------------------------------------
Beginning balance                                      $ 447                $ 470            $ 452              $ 546
------------------------------------------------------------------------------------------------------------------------
Reversal of provision for loan losses                   (105)                (105)              --                 --
------------------------------------------------------------------------------------------------------------------------
Reclassifications (a)                                     --                   --               --                (50)
------------------------------------------------------------------------------------------------------------------------
Recoveries                                                 1                    6               --                  9
Charge-offs: (b)
   Commercial and industrial                              (7)                 (10)             (11)               (34)
   Banks                                                  (1)                  (1)             (32)               (61)
   Other, primarily other financial institutions          --                  (25)             (17)               (18)
------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                           (7)                 (30)             (60)              (104)
------------------------------------------------------------------------------------------------------------------------
Ending balance                                           335                  335              392                392
------------------------------------------------------------------------------------------------------------------------

(a) See note b on page 10.

(b) Charge-offs include losses on loan sales of $5 million and $52 million for the three months ended June 30, 1999 and 1998, respectively. Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $30 million and $78 million for the six months ended June 30, 1999 and 1998, respectively.


Components of the allowance for loan losses

---------------------------------------------------------------------------------
                                                  June 30,  March 31,   June 30,
In millions                                           1999       1999       1998
---------------------------------------------------------------------------------
Specific counterparty components in the U.S.          $  6       $  7       $ 25
Specific counterparty components outside the U.S.        8          5         12
---------------------------------------------------------------------------------
Total specific counterparty                             14         12         37
---------------------------------------------------------------------------------
Specific country                                        32         49         83
Expected loss (c)                                      289        386        272
---------------------------------------------------------------------------------
Total allowance                                        335        447        392
---------------------------------------------------------------------------------


Allowance for credit losses on lending commitments*

---------------------------------------------------------------------------------------------------
                              Second Quarter   Six Months Ended   Second Quarter   Six Months Ended
In millions                             1999      June 30, 1999             1998      June 30, 1998
---------------------------------------------------------------------------------------------------
Beginning balance                       $125               $125             $185               $185
---------------------------------------------------------------------------------------------------
Provision for credit losses               35                 35               --                 --
---------------------------------------------------------------------------------------------------
Ending balance                           160                160              185                185
---------------------------------------------------------------------------------------------------


Components of the allowance for credit losses on lending commitments*

-----------------------------------------------------------------------------------
                                                  June 30,   March 31,   June 30,
In millions                                           1999        1999       1998
-----------------------------------------------------------------------------------
Specific counterparty components in the U.S.          $ 17        $  2        $ -
Specific counterparty components outside the U.S.        3           3          2
-----------------------------------------------------------------------------------
Total specific counterparty                             20           5          2
-----------------------------------------------------------------------------------
Specific country                                         3           3         13
Expected loss (c)                                      137         117        170
-----------------------------------------------------------------------------------
Total allowance                                        160         125        185
-----------------------------------------------------------------------------------

(c) As previously noted in our first quarter Form 10-Q, the general component of our allowances for credit losses is used to estimate the impact of separately identified limitations in our expected loss model. Since all factors used to derive the general component relate to the expected loss component, the general component is now included as part of the expected loss component for disclosure purposes. Prior period amounts have been reclassified.

* Includes commitments to extend credit, standby letters of credit, and guarantees.

J.P. Morgan & Co. Incorporated

EXPOSURES TO EMERGING COUNTRIES
J.P. Morgan & Co. Incorporated
(preliminary)

The following tables present exposures to certain emerging markets based on management's view of total exposure as of June 30, 1999.

The management view takes into account the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest-earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we hold to offset these exposures) and investment securities; and other monetary assets. It also considers the impact of credit derivatives, at their notional or contract value, where we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer. Management's view differs from bank regulatory rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), because of its treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC.

By type of financial instrument

------------------------------------------------------------------------------------------------------------------------------
                                                                              Credit              Total
In billions                                            Deriva-   Other out-   deriva-   Commit-   cross-     Local      Total
June 30, 1999                                  Loans    tives    standings     tives     ments    border   exposure   exposure
------------------------------------------------------------------------------------------------------------------------------
China                                            --      0.1         --        (0.1)       --        --        --         --
Hong Kong                                       0.5      0.1        0.2        (0.1)      0.1       0.8       0.3        1.1
Indonesia                                       0.1       --         --         --        0.1       0.2        --        0.2
Malaysia                                         --       --        0.1         --         --       0.1        --        0.1
Philippines                                      --       --        0.1         --         --       0.1        --        0.1
Singapore                                        --      0.1        0.2        (0.2)       --       0.1       0.1        0.2
South Korea                                     0.5      1.2        0.5        (0.5)       --       1.7       0.5        2.2
Taiwan                                           --       --         --         --        0.1       0.1        --        0.1
Thailand                                         --      0.1        0.1         --         --       0.2        --        0.2
Other                                            --       --        0.1         --         --       0.1       0.1        0.2
------------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                  1.1      1.6        1.3        (0.9)      0.3       3.4       1.0        4.4
------------------------------------------------------------------------------------------------------------------------------

Argentina                                       0.1      0.3        0.6        (0.5)       --       0.5       0.4        0.9
Brazil                                          0.3       --        0.3        (0.3)       --       0.3       1.5        1.8
Chile                                           0.5       --         --        (0.1)       --       0.4        --        0.4
Colombia                                        0.2       --        0.3         --         --       0.5        --        0.5
Mexico                                          0.4      0.3        0.4        (0.4)       --       0.7       0.7        1.4
Other                                           0.4      0.1        0.2        (0.1)      0.1       0.7        --        0.7
------------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean    1.9      0.7        1.8        (1.4)      0.1       3.1       2.6        5.7
------------------------------------------------------------------------------------------------------------------------------


By type of counterparty

--------------------------------------------------------------------------------
In billions                                              Govern-
June 30, 1999                                    Banks    ments    Other   Total
--------------------------------------------------------------------------------
China                                              --       --       --      --
Hong Kong                                         0.1      0.2      0.8     1.1
Indonesia                                          --       --      0.2     0.2
Malaysia                                          0.1       --       --     0.1
Philippines                                       0.1       --       --     0.1
Singapore                                         0.1       --      0.1     0.2
South Korea                                       0.8      1.1      0.3     2.2
Taiwan                                            0.1       --       --     0.1
Thailand                                          0.2       --       --     0.2
Other                                              --      0.2       --     0.2
--------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                    1.5      1.5      1.4     4.4
--------------------------------------------------------------------------------
Argentina                                          --      0.4      0.5     0.9
Brazil                                            0.6      0.7      0.5     1.8
Chile                                              --       --      0.4     0.4
Colombia                                           --      0.1      0.4     0.5
Mexico                                            0.1      0.4      0.9     1.4
Other                                             0.1      0.1      0.5     0.7
--------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean      0.8      1.7      3.2     5.7
--------------------------------------------------------------------------------

(a) Total exposures to Japan, based upon management's view, were $4.5 billion at June 30, 1999.

Total exposures to South Africa, based upon management's view, were $1.9 billion at June 30, 1999.